Exhibit 10.3

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LICENSE AGREEMENT

THIS AGREEMENT made and effective as of the date of last signing (herein the “Effective Date”) by and between ARCA biopharma, Inc, a corporation having its principal office at 8001 Arista Place, Suite 200, Broomfield, Colorado, 80021 USA (the “Company”), and the University of Cincinnati, a state institution of higher education organized under Section 3361 of the Ohio Revised Code, having an address at 51 Goodman Dr., Suite 240, Cincinnati, OH 45221-0829, (“UC”).

In consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, UC and the Company (individually referred to as a “Party” and collectively referred to as the “Parties”) hereto agree to the following terms and conditions:

ARTICLE 1 – DEFINITIONS

For all purposes of this Agreement the following terms, as used herein, will have the meanings specified below:

1.1	“Affiliate” shall mean any corporation or other business entity that is owned and/or controlled by, owns or controls, or is under common ownership or control with, Company. Unless otherwise specified, the term Company includes Affiliates.

1.2	“Beta Patent Rights” means [ * ], any letters patent issued thereon, and any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions, and renewals thereof, all patents which may be granted thereon, and all or reissues, reexaminations, extensions, patents of additions and patents of importation thereof.

1.3	“Alpha Patent Rights” means [ * ]; any letters patent issued thereon, and any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions, and renewals thereof, all patents which may be granted thereon, and all or reissues, reexaminations, extension, patents of additions and patents of importation thereof.

1.4	“Combination Patent Rights” means [ * ], any letters patent issued thereon, and any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions, and renewals thereof, all patents which may be granted thereon, and all or reissues, reexaminations, extensions, patents of additions and patents of importation thereof.

1.5	“Patent Rights” means combination of the Alpha Patent Rights, the Beta Patent Rights and the Combination Patent Rights.

1.6	“Know-How” shall mean, and be limited to, UC’s proprietary information which has been created, developed, or fixed in any tangible medium of expression and which is directly related to the use of, or desirable for the practice of, the Patent Rights.

1.7	“Licensed Products” means any and all products and processes, the manufacture, use, importation, sale, offer for sale or practice of which would constitute an infringement of any Valid Claim of the Patent Rights in the country in which such Licensed Product is manufacture, used, imported, sold or practiced. Licensed Products also means any and all products and processes which are manufactured, used or sold, in whole or in part, through the use of the Know-How. For the purpose of clarity, [ * ] beta-adrenergic receptor antagonist with the generic name bucindolol, having the chemical formula: 2-{2-hydroxy-3{{2-{3-indolyl)-1,1-dimethylethyl}amino}propoxy}-benzonitrile hydrochloride, and its racemates, isomers, prodrugs, active metabolites, analogs and any pharmaceutically acceptable salt or complex thereof (“Bucindolol”).

1.8	“Net Sales” means the aggregate gross revenues derived by Company from the sale of Licensed Products to an unaffiliated third party in an arms length transaction, less credits granted on account of price adjustments, recalls, rejections or return of items previously sold, costs of insurance, packing and transportation, and excises, sales taxes, duties or other taxes imposed upon and paid with respect to such sales. In the event that a Licensed Product contains an active component (including a SNP) not covered by a Valid Claim in the country in which the Licensed Product is sold, “Net Sales” from such sales shall be calculated by reducing the Net Sales of that Licensed Product by the lesser of [ * ] or the percentage that reflects the actual royalty paid for each such active component included in such Licensed Product, but in no event shall the Net Sales be reduced more than [ * ] from the aggregate gross revenues derived by the Company from such sale, irrespective of the number of such active components. Where a Licensed Product is not sold, but is otherwise disposed of, Net Revenue for the purpose of computing royalties shall be the net income derived by Company from selling a Licensed Product to an unaffiliated third party in an arms length transaction.

1.9	“Non-Royalty Sublicense Income” means sublicense issue fees, sublicense maintenance fees, sublicense milestone payments, and similar non-royalty payments made by a sublicensee to Company in consideration of sublicenses pursuant to this Agreement, and expressly excluding withholding taxes, payment for past or future research and development, or any debt or equity financing of the Company. For the purpose of clarity, payments from Company to a licensee in connection with a license transaction of Company’s rights to Bucindolol that includes a sublicense under this Agreement shall not be considered Non-Royalty Sublicense Income.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.10	“Field” means all fields of use.

1.11	“Territory” means worldwide.

1.12	“Calendar Quarter” shall mean the three (3) months ending on the last day of March, June, September and December of each year.

1.13	“Calendar Year” means the twelve (12) month period from January 1 to December 31.

1.14	“Effective Date” of this Agreement means the date of last signing.

1.15	“Enabling Technology” shall mean any and all additional licenses and rights which are deemed necessary by Company for the exercise of Patent Rights or the manufacture, use, or sale of Licensed Products hereunder, with the exception of (a) polymerase chain reaction (PCR), (b) ligase chain reaction (LCR) or (c) future substitutes of the foregoing (i.e., detection and measurement technologies that would be required by a typical pharmacogenomic company to conduct its business).

1.16	“Term” means the period beginning on the Effective Date and extending to expiration of the last to expire patent in the Patent Right.

1.17	“Progress Report” shall mean a written report describing Company’s progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent twelve (12) month period ending December 31 and plans for the forthcoming year.

1.18	“Valid Claim” shall mean (a) an issued and unexpired claim within the Patent Rights that has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise, or (b) a claim in a pending application within the Patent Rights, unless such application has been pending for more than 42 months from the date of the first office action.

1.19	“SNP” means a single nucleotide polymorphism.

ARTICLE 2 – GRANT OF LICENSE AND OPTION

2.1	Grant of License. UC hereby grants to Company a royalty-bearing exclusive license to make, use, and sell Licensed Products and practice the processes within the Territory, and only in the Field. Such license shall include the right to grant sublicenses, subject to Article 4 below.

2.2	Reservation of Rights. The Licenses are subject to the rights, if any, of the United States government and to a reservation of the right of UC to use the Patent Rights for

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

non-commercial research and educational purposes.

ARTICLE 3 – LICENSE FEES AND ROYALTIES

3.1	Initial License Fee. The Company shall pay to UC an initial license fee of fifteen thousand dollars (US$15,000) within sixty (60) days of the Effective Date.

3.2	Annual License Maintenance Fee. Company shall pay to UC the sum of fifteen thousand dollars (US$15,000) beginning on the first anniversary of the Effective Date and continuing annually on each anniversary date of the Effective Date for the Term.

3.3	Royalty. The Company shall pay to UC during the Term a royalty of [ * ] of Net Sales by the Company, in accordance with Section 7.2; provided, that the royalty payable on Net Sales from genetic testing performed expressly for the purpose of prescribing the drug Bucindolol shall be [ * ].

3.4	Royalty Stacking. In the event that Company’s combined royalty burden for Patent Rights and Enabling Technology exceeds [ * ] of Net Sales (the “Royalty Stack Cap”), the royalty payable by Company to UC shall be reduced in an amount commensurate to the amount by which Company’s total combined royalty burden for the Patent Rights and Enabling Technology (the “Total Royalty Stack”) exceeds the Royalty Stack Cap, in accordance with the formulas C = (A/B) x D; where

A = Royalty Stack Cap

B = Company’s Total Royalty Stack

C = Adjusted royalty paid by Company to UC

D = Unadjusted royalty paid by Company to UC

In no event shall the royalty due UC for any Licensed Product be reduced below [ * ] of the royalty otherwise payable, nor shall royalties payable for the use of (a) polymerase chain reaction (PCR), (b) ligase chain reaction (LCR) or (c) future substitutes of the foregoing (i.e., detection and measurement technologies that would be required by a typical pharmacogenomic company to conduct its business), be subject to this Royalty Stacking provision.

3.5	Minimum Royalty. Starting with the earlier of the first Calendar Year in which Net Sales occur by the third quarter of such Calendar Year, or 2016, the total annual royalty payable under section 3.3 shall amount to a minimum of [ * ], increasing to [ * ] in the second Calendar Year after that, and for each Calendar Year thereafter during the Term; provided that, if on [ * ] a [ * ], the [ * ] of which [ * ] of [ * ] of [ * ] by the [ * ], or [ * ] and [ * ] to [ * ] to [ * ], or [ * ] by [ * ], and [ * ], the date 2016 shall be extended to 2017. Should the actual running royalties paid under section 3.3 fall short of this minimum amount, the difference shall be paid to UC by Company when the royalty payment for the last Calendar Quarter of such Calendar Year is due in accordance with section 7.2.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.6	Milestone Payments. Company agrees to make the following payments to UC upon the first occurrence of each milestone event due to the actions of Company or Company’s sublicensee:

Event	Payment
Issuance of each US patent in the Patent Rights after the Effective Date	$	[	* ]
Company receives first commercial revenue from Net Sales of a Licensed Product covered by the Beta Patent Rights	$	[	* ]
Company receives first commercial revenue from Net Sales of a Licensed Product covered by the Alpha Patent Rights	$	[	* ]
Company receives $500,000 in revenue from Net Sales of a Licensed Product covered by the Beta Patent Rights	$	[	* ]
Company receives $500,000 in revenue from Net Sales of a Licensed Product covered by the Alpha Patent Rights	$	[	* ]

3.7	No Multiple Royalties. No multiple royalties shall be payable because any Licensed Products are covered by more than one of the Patent Rights.

ARTICLE 4 – SUBLICENSES

4.1	UC also grants to Company the right to issue exclusive and nonexclusive sublicenses to third parties to make, use or sell Licensed Products and practice the processes in any territory in which Company has exclusive rights under this Agreement.

4.2	In all sublicenses granted by Company hereunder, Company shall include a requirement that the sublicensee use its commercially reasonable efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible, consistent with sound and reasonable business practices and judgment. Company shall further provide in such sublicenses that such sublicenses are subject and subordinate to the terms and conditions of this Agreement, except: (i) the sublicense may not further sublicense; and (ii) the rate of royalty on Net Sales paid by the sublicense to the Company.

4.3	Copies of all sublicense agreements shall be provided to UC within thirty (30) days of execution of each sublicense. Company hereby assumes responsibility for the performance of all obligations so imposed on its sublicensees by this Agreement and will itself pay and account to UC for all payments and reports due under this Agreement which may accrue by reason of the operations of each sublicense, as if it were Company’s own commercial activity.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.4	Company shall pay to UC a percentage of all Non-Royalty Sublicense Income as follows:

(a)	[ * ] of Non-Royalty Sublicense Income for sublicenses granted during the first 12 months after the Effective Date;

(b)	[ * ] of Non-Royalty Sublicense Income for sublicenses granted more than 12 months after the Effective Date but less than 24 months after the Effective Date; and

(c)	[ * ] of Non-Royalty Sublicense Income for sublicenses granted more than 24 months after the Effective Date.

4.5	On Net Sales of Licensed Products sold or disposed by a sublicensee, Company must pay to UC an earned royalty in accordance with Article 3 as if these were Company’s Net Sales. All royalties received in excess of royalties due to UC under this section 4.5 belong to Company.

4.6	Company shall provide, in all sublicenses granted by it under this Agreement, that Company’s interest in such sublicenses shall terminate upon termination of this Agreement as provided in section 11.4.

ARTICLE 5 – DILIGENCE AND PROGRESS REPORTS

5.1	Company agrees to use commercially reasonable efforts to work diligently in the development, production and marketing of Licensed Products within the Territory and will for such purpose make available adequate resources and qualified personnel.

5.2	No later than thirty (30) days after the end of each Calendar Year, Company shall provide to UC a written annual Progress Report. If multiple technologies are covered by the license granted hereunder, the Progress Report shall provide the information set forth above for each technology. If UC reasonably demonstrates that progress is not equal to that anticipated in the previous year’s plan, Company shall explain the reasons for the difference and propose a modified research and development plan for UC’s review and approval. Company shall also provide any reasonable additional data UC requires to evaluate Company’s performance.

5.3	Company shall use commercially reasonable efforts to effect introduction of the Licensed Products into commercial use as quickly as is reasonably possible, consistent with sound and reasonable business practices and judgment; thereafter, until the expiration of this Agreement, Company shall use commercially reasonable endeavors to keep Licensed Products reasonably available to the public. Notwithstanding anything else in Sections 5.1 and 5.3, Company will be deemed to have met all of its diligence obligations under this Agreement if [ * ] of [ * ], and [ * ] in [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.4	In addition to any other remedies it may have hereunder, at any time after five (5) years from the Effective Date, UC may, at its sole option, terminate or render this license nonexclusive if [ * ] to [ * ] by [ * ] that [ * ]

5.4.1	[ * ] the [ * ] in the [ * ] or [ * ], and [ * ] the [ * ] to the [ * ], or

5.4.2	is engaged in research, development, manufacturing, marketing or sublicensing activity which is reasonably expected to achieve the goals of section 5.3.

5.4.3	If UC renders this license nonexclusive under this Section 5.4, the minimum royalty obligation provided for in Section 5.3 shall terminate as of the date of nonexclusivity, and shall be prorated for the portion of that year in which the license was exclusive.

5.5	During the period of exclusivity of this license in the United States, Company shall, to the extent required by law, cause any Licensed Products produced for sale in the United States to be manufactured substantially in the United States.

ARTICLE 6 – WARRANTY

6.1	UC represents that it has the right and authority to enter into this Agreement and to grant licenses of the scope granted herein. Nothing in this Agreement shall be construed as:

6.1.1	A warranty or representation by UC as to the validity or scope of any of the Patent Rights;

6.1.2	A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, trademarks, and/or any other rights of third parties;

6.1.3	An obligation of UC to bring or prosecute actions or suits against third parties;

6.1.4	A grant of rights to Company to use any trademark or the name of UC in advertising, publicity or otherwise; or

6.1.5	Granting rights to Company under patents of UC other than the Patent Rights, by implication, estoppel, or otherwise, regardless of whether such other UC patents are dominant or subordinate to any of the Patent Rights.

6.2	Except as expressly set forth in this Agreement, UC MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATEVER

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

WITH RESPECT TO THE USE, SALE OR OTHER DISPOSITION BY COMPANY OR ITS VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF PATENT RIGHTS LICENSED UNDER THIS AGREEMENT OR INFORMATION, IF ANY, FURNISHED UNDER THIS AGREEMENT. SUCH INVENTIONS AND INFORMATION ARE PROVIDED AS IS, WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

ARTICLE 7 – RECORDS, REPORTS, AND PAYMENTS

7.1	Company must report the date of first sale of Licensed Products immediately following that sale.

7.2	Company shall deliver to UC within thirty (30) days after the end of each Calendar Year a written report showing its sales of Licensed Products as well as any payments from sublicensees and its computation of remuneration to UC due under this Agreement for such Calendar Year and at the same time make the payment of the remuneration due. If it had no sale of any Licensed Products the report shall so state. All Net Sales shall be segmented in each such report according to sales on a country-by-country and patent-by-patent basis, including the rates of exchange used for conversion to USA Dollars from the currency in which such sales were made.

7.2.1	In cases of sales outside the USA, royalty payments shall be made in net USA Dollars. The amounts shall be calculated using currency exchange rates as set forth in The Wall Street Journal on the last day of the Calendar Quarter.

7.2.2	All payments due shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on Company by the Government of the country where the transactions occur or any political subdivision thereof with respect to any amounts payable to UC pursuant to this Agreement, and such taxes, assessments, or other charges shall be assumed by Company. Late payments shall be subject to an interest charge of one and one half percent (1 1/2%) per month.

7.3

Company shall keep full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the remuneration payable to UC hereunder for a period of three (3) years following the year to which such records relate. During the Term of this Agreement and for a period of three (3) years following its termination, UC shall have the right to audit, or have an agent, accountant or other representative audit such books, records and supporting data upon fifteen (15) days notice. Any audit shall be at UC’s expense, except that Company shall reimburse UC for the cost of the audit in the event that UC discovers an underpayment of ten percent (10%) or more of the amount due. All royalty reports and materials reviewed or prepared in connection with any audit shall be deemed

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential Information of Company and subject to Article 10 hereof.

ARTICLE 8 – PATENT PROSECUTION

8.1	The Company shall arrange for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in the Invention Rights by counsel of its own selection. The Company shall consult with UC as to the preparation, filing, prosecution and maintenance of such patent applications and patents and shall furnish to UC copies of documents relevant to any such preparation, filing, prosecution or maintenance. If the Company elects not to file, prosecute or maintain a patent application or patent included in the Invention Rights that is owned solely by UC or jointly by the Company and UC, UC shall be given the opportunity to do so at its own expense. Said Invention Right will be free and clear of this Agreement, and in the case of jointly-owned patents, the Company will retain its joint ownership rights and the Parties will have no duty of royalty or accounting to each other with respect to such jointly-owned patents.

8.2	UC agrees to cooperate fully with the Company in the preparation, filing, and maintenance of the patent applications and patents included within the Invention Rights. The Company agrees to promptly reimburse UC for any out-of-pocket expenses it may incur at the Company’s request under this Article 8.

8.3	If the Company chooses to discontinue its prosecution or payment of the continued filing, prosecution or maintenance of any particular patent application or patent within the Patent Rights it will so inform UC in sufficient time prior to implementation of such decision to allow UC to assume such duties. UC then shall have the right but not the obligation to file, prosecute, or maintain such patent or patent application at its own expense. In such a case said patent or patent application will be free and clear of this Agreement and UC will be free to exploit and to assign or license or otherwise dispose of any such patent or patent application to third parties without further obligation to the Company.

8.4	In the event that any claim of any patent application within the Patent Rights is canceled, abandoned, or otherwise disallowed by a final non appealable action of a Patent Office having jurisdiction, or in the event that any claim of any patent within the Patent Rights is held invalid or unenforceable by a non-appealable decision by any court of competent jurisdiction, such claim will be excluded from this Agreement as of the date of final disallowance or final decision of invalidity or non enforceability.

ARTICLE 9 – INFRINGEMENT

9.1

Each Party shall promptly report in writing to the other Party any infringement or suspected infringement of any Patent within the Patent Rights or unauthorized use or misappropriation of anything of value transferred hereunder by a third party of which it

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

becomes aware during the term of this Agreement, and, upon request shall provide the other Party with all available evidence in its possession supporting said infringement, suspected infringement or unauthorized use or misappropriation.

9.2	Except as provided in Article 9.3, the Company shall have the right but not the obligation to initiate an infringement suit or other appropriate action against any third party who at any time has infringed or is suspected of infringing of any right within the Invention Rights or who has misused or misappropriated anything of value transferred hereunder. The Company shall give UC sufficient advance written notice of its intent to initiate such action and the reasons therefor, and shall provide UC with an opportunity to make suggestions and comments regarding such action. The Company shall keep UC promptly informed of the status of any such action. The Company shall have the sole and exclusive right to select counsel for and shall pay all expenses of such action. UC shall offer reasonable assistance to the Company in connection therewith at no charge to the Company except for reimbursement of reasonable out-of-pocket expenses. The Company may settle any such action subject to prior approval of UC, which approval shall not be unreasonably withheld or delayed. Any damages, profits or awards of whatever nature recovered from such action shall be treated as Non-Royalty Sublicensing Income under this Agreement after the Company has been compensated for its reasonable costs actually incurred in connection with such action.

9.3.	In the event that the Company does not (a) secure cessation of the infringement, (b) enter suit against the infringer, or (c) provide UC with evidence of bona fide negotiations for resolution of the claim, within nine (9) months of notice under Article 9.1 hereof, UC shall thereafter have the right but not the obligation to take action against the infringer at UC’s own expense. The Company shall offer reasonable assistance to UC in connection with such action at no charge to UC except for the reimbursement of reasonable out-of-pocket expenses. Any damages, profits or awards of whatever nature recovered from such action shall belong solely to UC.

ARTICLE 10 – CONFIDENTIALITY

10.1	In connection with this Agreement, it is acknowledged that each Party may disclose its confidential and proprietary information to the other Party. Any such information that is first disclosed in writing, or if first disclosed orally is later transmitted in written form, and is labeled as “Confidential” is referred to herein as “Confidential Information.”

10.2

Each Party hereto shall maintain the Confidential Information of the other Party in confidence, and shall not disclose or otherwise communicate such Confidential Information to others during the term of this Agreement and for a period of three (3) years following termination, or use it for any purpose except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent the unauthorized disclosure of such Confidential

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Information by any of its directors, officers, employees, consultants or agents.

10.3	The provisions of section 10.2 shall not apply to any Confidential Information disclosed hereunder which:

10.3.1	either was or will be lawfully disclosed to the recipient by an independent third party rightfully in possession of the Confidential Information; or

10.3.2	is public knowledge prior to or after its disclosure other than through acts of omission attributable to recipient; or

10.3.3	was independently known to the recipient prior to receipt from the disclosing party, as demonstrably documented in contemporaneous written records of the recipient; or

10.3.4	is required to be disclosed by any of the parties to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that such party promptly notifies the other party so as to permit such party to take action to avoid and/or minimize the degree or such disclosure.

ARTICLE 11 – TERMINATION

11.1	Company may terminate this Agreement or convert it to a nonexclusive license at any time by providing one hundred and twenty (120) days’ written notice to UC. Upon termination, a final report shall be submitted and any royalty payments and unreimbursed patent expenses due to UC become immediately payable.

11.2	In the event that Company shall be in default of any of its obligations hereunder, UC may at its sole option: (a) terminate this Agreement or (b) convert any exclusive license hereunder to a non-exclusive license. This option (a) or (b) of UC shall be exercised by written notice to Company specifying the nature of the default including the amount of royalties then due, if any, and shall be effective sixty (60) days following receipt of said notice by Company unless Company cures said default prior to the expiration of said period of sixty (60) days.

11.3	Upon termination:

11.3.1	Company shall provide UC with the right to access any regulatory information filed with any US or foreign government agency with respect to Licensed Products.

11.3.2

If Company has filed patent applications or obtained patents to any modification or improvement to Licensed Products within the scope of the Patent Rights, Company agrees upon request to enter into good faith negotiations with UC or its

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

future licensee(s) for the purpose of granting license rights to said modifications or improvements in timely fashion and under commercially reasonable terms.

11.4	Termination of this Agreement or conversion to a non-exclusive license as provided under Paragraph 11.1 or 11.2 shall terminate all sublicenses which may have been granted by Company, provided that any sublicensee may elect to obtain a license by advising UC in writing, within sixty (60) days after the sublicensee’s receipt of written notice of such termination or conversion, of its agreement to tender to UC all the performance (including obligations for payment) previously due to Company under its sublicensing agreement with Company. Any sublicense granted by Company shall contain a provision corresponding to this section 11.4.

11.5	Upon termination of this Agreement or conversion to a non-exclusive license as provided under sections 11.1 or 11.2, neither party shall be relieved of any obligations incurred prior to such termination or conversion, and the obligations of the Parties under any provisions which by their nature are intended to survive any such termination or conversion shall survive and continue to be enforceable.

11.6	In the event that Company shall become adjudged insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it, UC shall have the right to terminate this entire Agreement immediately upon giving Company written notice of such termination.

ARTICLE 12 – INDEMNIFICATION AND INSURANCE

12.1	Company agrees to defend UC at Company’s cost and expense, and will indemnify and hold harmless UC from and against any and all losses, costs, damages, fees or expenses, including attorney’s fees, arising out of or in connection with the manufacture, use, commercialization, marketing or sale by Company and its transferees of Licensed Products hereunder.

12.2	Beginning at such time as any such Licensed Product is being commercially distributed or sold by Company or by a sublicensee, or agent of Company, Company shall at its sole cost and expense procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate, and naming UC as an additional insured. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Company’s indemnification under this Agreement. If Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be reasonably acceptable to UC. The minimum amounts of insurance coverage required shall not be construed to create a limit of Company’s liability with respect to its indemnification under this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.3	Company shall provide UC with written evidence of such insurance upon request of UC. Company shall provide UC with written notice at least fifteen (15) days prior to the cancellation, non-renewal or any material change in such insurance; if Company or its sublicensee, or agent does not provide evidence to UC of replacement insurance providing comparable coverage within such fifteen (15) day period, UC shall have the right to terminate this Agreement and any license hereunder effective at the end of such fifteen (15) day period without notice or any additional waiting periods, notwithstanding section 11.2 of this Agreement.

12.4	Company shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Product is being commercially distributed or sold by Company or by a sublicensee, or agent of Company and (ii) for a reasonable period thereafter which in no event shall be less than ten (10) years.

ARTICLE 13 – NOTICES

13.1	Any notice required or permitted under this Agreement shall be sufficiently made or given on the date of mailing if in writing and sent to such party by registered or certified mail, postage prepaid or an overnight courier with signature required, email or fax, addressed to it at its address below, or as it shall designate by written notice given to the other party.

In the case of UC: Director of Intellectual Property University of Cincinnati P.O. Box 210829 Cincinnati, OH 45221-0829	In the case of the Company: ARCA biopharma, Inc 8001 Arista Place, Suite 200 Broomfield, Colorado, 80021 USA
FAX: 513-558-2296 EMAIL: [ * ]@uc.edu	FAX: 720-208-9261 EMAIL: [ * ]@arcabiopharma.com

ARTICLE 14 – MISCELLANEOUS

14.1

It is understood that UC is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities and that its obligations hereunder are contingent on compliance with all applicable United States export laws and regulations. The transfer of certain technical data and/or commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Company that Company shall not export data or commodities to certain foreign countries without prior approval of such agency. UC neither represents nor warrants that a license shall not be required nor that,

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

if required, it shall be issued. In any event, Company specifically agrees not to export or re-export any information and/or technical data and/or products in violation of any applicable USA laws and/or regulations.

14.2	This Agreement shall be construed under and interpreted under the Laws of the State of Ohio, USA, except that questions affecting the construction and effect of any Patent shall be determined by the national law of the country in which the Patent has been granted.

14.3	In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lockout, failure of public utilities, government regulation or the like, such party shall give notice to the other party in writing promptly, and thereupon the affected party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

14.4	The waiver by either party of a breach or default of any provisions of this Agreement by the other party must be in written form and signed by both parties, and shall not be construed as a waiver of any succeeding breach of the same or any other provision.

14.5	This Agreement contains the full understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto.

14.6	Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that no consent shall be required for any assignment in connection with any merger, acquisition or transfer of all or substantially all of the stock, assets or business of a party to which this Agreement relates.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their properly and duly authorized officers or representatives as of the Effective Date.

University of Cincinnati, (“UC”)		ARCA biopharma, Inc. (the “Company”)

By:	/s/ Geoffrey Pinski	By:	/s/ Christopher D. Ozeroff
Name:	Geoffrey Pinski	Name:	Christopher D. Ozeroff
Title:	Director	Title:	SVP and General Counsel

Date:	April 11, 2011	Date:	April 15, 2011

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.